Exhibit 99.1

Contacts: Medivation, Inc. Patrick Machado, Chief Financial Officer (415) 829-4101	WeissComm Partners Jani Bergan (415) 946-1064

MEDIVATION REPORTS YEAR-END 2007 FINANCIAL RESULTS

AND PIPELINE PROGRESS

SAN FRANCISCO (February 19, 2008) – Medivation, Inc. (NASDAQ: MDVN) today reported on its financial results and pipeline progress for the year ended December 31, 2007.

“In 2007 we continued our track record of milestone achievement to advance development across our entire portfolio, and we are pleased to enter 2008 with an Alzheimer’s disease product candidate in confirmatory Phase 3 development,” said David T. Hung, M.D., president and chief executive officer of Medivation. “We remain committed to the rapid, efficient development of our novel product candidates for Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer to make them available to people around the world who are increasingly afflicted with these deadly and debilitating diseases for which there are still very few treatment options.”

Recent Accomplishments

Alzheimer’s Disease

•

Completed a double-blinded, placebo-controlled twelve month extension of our first pivotal Alzheimer’s disease (AD) trial, in which patients continued to show statistically significant benefits on all five clinical endpoints studied;

•	Completed a comprehensive Phase 1 clinical development program in the U.S., which continued to show Dimebon to be safe and well tolerated;

•

Completed a successful end-of-Phase 2 meeting with the U.S. Food and Drug Administration, which recognized our previously completed AD trial as pivotal and allowed us to proceed to a confirmatory pivotal Phase 3 trial;

Huntington’s Disease

•	In collaboration with the Huntington Study Group, began a randomized, double-blinded, placebo-controlled Phase 1-2 trial in Huntington’s disease patients;

•	Completed the Phase 1 portion of the trial, in which Dimebon was safe and well tolerated, and the Phase 2 portion remains ongoing;

Hormone-Refractory Prostate Cancer

•	Began an open-label Phase 1-2 clinical trial in hormone-refractory prostate cancer patients;

•	Reported early, positive data showing encouraging, dose-dependent reductions in serum prostate-specific antigen (PSA) in our two lowest dosing groups;

•

Based on these results, received approval to expand the size of the trial and now expect to enroll approximately 100 patients, including both chemotherapy naïve patients as well as patients who have failed prior chemotherapy;

Strengthened Management Team and Financial Position

•	Appointed Rohan Palekar, a 16-year marketing executive from Johnson & Johnson’s Centocor division as chief commercial officer to lead commercialization activities for all of our product candidates;

•

Promoted Michele Bronson, Ph.D., to vice president of regulatory affairs, to represent Medivation programs to U.S. and international regulatory agencies, develop regulatory strategies and oversee quality and project management; and,

•	Entered into a $100 million committed equity line of credit facility with Azimuth Opportunity, Ltd., which provides access to committed capital at times and in amounts of Medivation’s choosing.

2007 Financial Results and 2008 Financial Outlook

Medivation reported a net loss of $31.7 million for the year ended December 31, 2007, compared to a net loss of $15.4 million in the prior year. The basic and diluted loss per share for 2007 was $(1.14) on 27.9 million weighted average common shares outstanding compared to a basic and diluted loss per share of $(0.63) on 24.2 million weighted average common shares outstanding for 2006.

Total operating expenses increased to $33.8 million for the year ended December 31, 2007, from $16.1 million for the same period in 2006.

Medivation ended 2007 with $43.3 million in cash and equivalents, plus a remaining capacity of $78.8 million under its committed equity line of credit facility. The Company expects total operating expenses in 2008 to increase significantly beyond 2007 levels, due primarily to further expansion of Dimebon and MDV3100 development, including the upcoming confirmatory pivotal Phase 3 trial of Dimebon in AD and the expanded dosing groups in the ongoing Phase 1-2 trial of MDV3100 in HRPC.

2008 Corporate Milestones

“In 2008, we plan to begin multiple AD clinical trials for Dimebon, including our confirmatory pivotal Phase 3 trial. We also look forward to presenting a steady stream of data across all of our programs in 2008 – including top-line results from our ongoing Phase 2 trials in Huntington’s disease and hormone-refractory prostate cancer,” continued Dr. Hung.

During 2008 Medivation intends to:

•	Initiate a second, confirmatory pivotal Phase 3 trial of Dimebon in AD in the second quarter with the goal of completing the trial and applying for U.S. and European marketing approval in 2010.

•

Conduct multiple clinical trials of Dimebon in AD for marketing and reimbursement purposes and to provide a safety database of approximately 1,500 patients as part of its marketing application. In the second quarter of 2008, the Company plans to begin the first of these trials – a 20 patient Phase 1 trial to evaluate the safety and tolerability of Dimebon when given to AD patients who are also taking Aricept®, the leading AD treatment on the market.

•	Complete the ongoing Phase 2 study of Dimebon in Huntington’s disease in the second quarter.

•	Begin global Phase 3 clinical studies in Huntington’s disease if the results of the ongoing Phase 2 clinical trial are supportive.

•	Report additional follow-up data from the first pivotal trial of Dimebon in AD.

•	Report data on Dimebon’s novel mechanism of action.

•	Complete the ongoing Phase 1-2 clinical trial of MDV3100 in HRPC.

About Medivation

Medivation, Inc. is a biopharmaceutical company with small molecule drugs in clinical development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company’s strategy is to identify promising product candidates, to develop them in a rapid, cost-effective manner, and to seek development and/or commercialization partners as appropriate to complement its internal efforts. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. None of the Company’s product candidates has been approved for sale, significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Furthermore, as is typically the case at this stage of the regulatory review process, the FDA has not yet performed an in-depth review of Medivation’s preclinical and clinical data, so its views remain subject to change. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2007, include information about additional factors that could affect the Company’s financial and operating results.

~financial statements to follow~

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$43,258,479
Prepaid expenses and other current assets	990,909

Total current assets	44,249,388
Property and equipment (net of accumulated depreciation and amortization of $69,474)	688,743
Intellectual property (net of accumulated amortization of $16,673)	58,327
Other non-current assets	599,601

Total assets	$45,596,059

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,884,995
Other current liabilities	149,777

Total current liabilities	4,034,772
Other non-current liabilities	492,109
Series A redeemable preferred stock	11,000

Total liabilities	4,537,881

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; 28,837,290 shares issued and outstanding	288,372
Additional paid-in capital	100,969,362
Deficit accumulated during the development stage	(60,199,556)

Total stockholders’ equity	41,058,178

Total liabilities and stock and stockholders’ equity	$45,596,059

MEDIVATION, INC.

(A DEVELOPMENT STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,		Inception (September 4, 2003) to December 31, 2007
	2007	2006
Operating expenses:
General and administrative:
Payroll *	$2,819,931	$937,677	$4,647,224
Consulting and other professional fees *	4,086,689	1,964,819	7,952,822
Other general and administrative	2,222,262	911,638	4,251,064

Total general and administrative	9,128,882	3,814,134	16,851,110
Research and development:
Payroll *	5,321,212	1,358,735	7,693,780
Consulting and other professional fees *	3,869,029	2,306,660	8,316,550
Preclinical and clinical studies	14,088,491	8,405,044	26,658,806
Other research and development	1,355,332	261,520	1,981,103

Total research and development	24,634,064	12,331,959	44,650,239
Total operating expenses	33,762,946	16,146,093	61,501,349
Loss from operations	(33,762,946)	(16,146,093)	(61,501,349)
Other income (expense):
Interest income	2,022,361	785,016	2,938,459
Warrants issued to related party guarantors	—	—	(17,505)
Liquidated damages expense:
To related parties	—	—	(1,102,530)
To other parties	—	—	(507,900)

Total other income (expense)	2,022,361	785,016	1,310,524
Loss before provision for income taxes	(31,740,585)	(15,361,077)	(60,190,825)
Provision for income taxes	2,400	2,331	8,731

Net loss	$(31,742,985)	$(15,363,408)	$(60,199,556)

Basic and diluted net loss per share:	$(1.14)	$(0.63)

Weighted average common shares outstanding used in the calculation of basic and diluted net loss per share	27,932,309	24,247,522

*	Includes non-cash stock-based compensation expense.

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